Exhibit 11.3

POLICY STATEMENT ON INSIDE INFORMATION AND INSIDER TRADING

INTRODUCTION

In the course of your employment with, or provision of services to, Danaos Corporation (the “Company) or Danaos Shipping Company Limited (the “Manager”), you are likely to use or have access to information about the Company that is not generally available to the public. Because of your relationship with the Company or the Manager, you have certain responsibilities under the federal securities laws with respect to inside information and the trading of securities that you own. The purpose of this Policy Statement is to reaffirm the Company’s policies regarding the protection of material, non-public and other confidential information, the stringent ethical and legal prohibitions against insider trading and tipping, and the expected standards of conduct of Company employees with respect to these highly sensitive matters. The Policy Statement explains your obligations under the law and the Company’s policies. Every employee, officer, director, any other affiliates, advisor, each person employed by any manager of the Company or any other person who in the ordinary course of providing services to the Company receives confidential information regarding the Company should read this Policy Statement carefully and comply with the policy at all times.

I. SUMMARY OF POLICY STATEMENT

To avoid the appearance of impropriety, all rules set forth in this Policy Statement will apply not only to the employees, officers, directors, and any other affiliates, advisors, consultants, each person employed by any manager of the Company and any other person who in the ordinary course of providing service to the Company receives confidential information regarding the Company, but also to all members of his or her family who reside in the same household. Thus, for purposes of this Policy Statement, “you” shall mean each employee, officer, director, and any other affiliate, advisor, consultant, each person employed by any manager of the Company and any other person who in the ordinary course of providing services to the Company receives confidential information regarding the Company, as well as any family member residing in the same household of such employee, officer, director, affiliate, advisor, consultant, each person employed by any manager of the Company and any other person who in the ordinary course of providing services to the Company receives confidential information regarding the Company.

The Company’s policy regarding securities trading can be summarized by six important rules:

●	You may not trade in securities of the Company (or any other entity, such as a customer, supplier, possible acquisition target, or competitor) at any time that you are aware of material, non-public (what is described below as “inside”) information about the Company (or about such other entity).
●	You may not convey to any other person (“tip”) inside information regarding the Company (or any other entity, such as a customer, supplier, possible acquisition target, or competitor).

●	Assuming that you are not aware of inside information concerning the Company, if you are (i) a member of the Board of Directors of the Company, (ii) an executive officer of the Company, (iii) an employee of the Company in the accounting department or (iv) any (x) other affiliate of the Company, (y) employee of any manager of the Company, or (z) other person who in the ordinary course of providing services to the Company receives confidential information regarding the Company which is advised by the Company of this restriction (all members of this group together, the “Restricted Employees”), you may trade in securities of the Company only (a) during the period beginning two business days after the public release of the Company’s quarterly and annual earnings and ending on the 16th day of the last month of the then-current fiscal quarter (the “trading window”), and (b) after you have obtained prior approval from the Company’s Chief Executive Officer or Chief Financial Officer for such transaction.
●	In limited circumstances, the Company in its sole discretion may agree to your entering into an arrangement relating to your purchase or sale of securities of the Company under circumstances where you have no control over the timing of the transaction. If such an arrangement is established, and you entered into the arrangement with the prior approval of the Company and when you were not aware of material, non-public information, you may purchase or sell securities pursuant to such arrangement without regard to your awareness of inside information at the time of the purchase or sale and without first obtaining approval of such transaction.
●	Assuming that you do not possess inside information concerning the Company, if you are a Restricted Employee, you may make an election to acquire securities of the Company pursuant to a Company employee benefit plan, increase or decrease the amount of securities of the Company that you acquire through such a benefit plan, or make a discretionary change as to the securities of the Company you hold through any such benefit plan only (a) during the trading window; and (b) after you have obtained prior approval from the Chief Financial Officer for such transaction.

The foregoing rules are only a summary. You must comply with all of the policies set forth below in Section III, which contains the Company’s complete Policy Statement on inside information and insider trading.

II. INSIDE INFORMATION

A. What is Inside Information?

“Inside” information is material information about the Company (or any other entity, such as a customer, supplier, possible acquisition target, or competitor) that is not available to the public. Information generally becomes available to the public when it has been disclosed by the Company or third parties in a press release or other public disclosure, including any filing with the U.S. Securities and Exchange Commission (the “SEC”). In general, information is considered to have been made available to the public two business days after the formal release of the information. In other words, there is a presumption that the public needs two business days to receive and absorb such information.

B. What is Material Information?

As a general rule, information about the Company is material if it could reasonably be expected to affect someone’s decision to buy, hold, or sell the Company’s securities. For example, information generally is considered “material” if its disclosure to the public would be reasonably likely to affect (1) an investor’s decision to buy or sell the securities of the company to which the information relates or (2) the market price of that company’s securities. While it is not possible to identify in advance all of the information that will be deemed to be material, some illustrations of such information include the following: (a) the negotiation of a merger or acquisition involving the Company; (b) information regarding the Company’s revenues or earnings; (c) possible regulatory action or major litigation concerning the Company; (d) various matters affecting the Company’s securities, e.g. defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, or public or private sales of additional securities of the Company; (e) the consideration of a tender offer by the Company for another company’s securities or by a third party for the Company’s securities; (f) the consideration of major management changes or changes in control; (g) major new products or marketing changes or developments regarding customers or suppliers (e.g. the acquisition or loss of a contract); (h) bankruptcies or receiverships; and (i) a change in auditors or auditor notification that the Company may no longer rely on the auditor’s results.

It can sometimes be difficult to know whether information would be considered “material.” The determination of whether information is material is almost always clearer after the fact, when the effect of that information on the market can be quantified. Although you may have information about the Company that you do not consider to be material, federal regulators and others may conclude (with the benefit of hindsight) that such information was material. Therefore, trading in the Company’s securities when you are aware of non-public information about the Company can be risky. When doubt exists, the information should be presumed to be material. If you are unsure whether information of which you are aware is material or non-public, you should consult with the Company’s Chief Financial Officer.

C. What are the Reasons for Maintaining Confidentiality?

The Company has ethical and legal responsibilities to maintain the confidence of its stockholders and of the public securities markets generally, to protect as valuable assets confidential information developed by or entrusted to the Company, and to ensure that Company employees do not derive improper benefits through the misuse of Company assets. Although the Company respects the right of each of its employees to engage in investment activities and encourages employees to become and remain stockholders of the Company, it is important that such activities avoid any appearance of impropriety and remain in full compliance with the law.

The federal securities laws strictly prohibit any person who obtains material inside information and has a duty not to disclose it from using such information in connection with the purchase or sale of securities. Every Company employee has three significant duties under the federal securities laws related to trading: (1) a duty not to place or execute trades in securities of the Company while you are aware of material, non-public information regarding the Company; (2) a duty not to place or execute trades in securities of other companies while you are aware of material, non-public information regarding those companies that comes to your attention as a result of business dealings between the Company and such companies; and (3) a duty not to communicate such information to anyone outside the Company (what is commonly referred to as “tipping”) and to take steps to prevent the inadvertent disclosure of such information to outsiders.

Whether information is obtained in the course of employment, from friends, relatives, acquaintances or strangers, or from overhearing the conversations of others, trading based on inside information is prohibited and violates the law. The U.S. Congress enacted this prohibition because the integrity of the securities markets would be seriously undermined if the “deck were stacked” against persons not aware of such information. Moreover, your failure to maintain the confidentiality of material, non-public information about the Company could damage the Company’s reputation and greatly harm the Company’s ability to conduct and grow its business. You could be fired for disclosing or trading on material, non-public information. In addition, as discussed below, you and the Company also could be exposed to significant civil penalties and criminal charges.

D. What is the Penalty for Insider Trading?

Trading on inside information is a crime. Penalties for insider trading include fines of up to $5,000,000 or imprisonment of up to twenty (20) years or both for individuals for criminal violations. In addition, the SEC may also bring a civil action for insider trading violations with potential penalties of up to three times the profits gained or losses avoided from trading on inside information. Those who trade on inside information also must return any profits made, and they are often subject to an injunction against future violations. Finally, under some circumstances, people who trade on inside information may be subjected to civil liability in private lawsuits. Employers and other controlling persons (including supervisory personnel) also are at risk under federal law. Controlling persons may, among other things, face penalties equal to the greater of $1,000,000 or three times the profits made or losses avoided by the trader if they recklessly fail to take preventive steps to control insider trading.

The SEC, the Department of Justice, the securities exchanges, and the Financial Industry Regulatory Authority have committed large staffs, computer investigative techniques, and other resources to the detection and prosecution of insider trading cases. Criminal prosecution and the imposition of fines and/or imprisonment is commonplace.

For all of these reasons, both you and the Company have a significant interest in ensuring that insider trading is scrupulously avoided.

E. How Should Material Information be Safeguarded?

Before material information relating to the Company or its business has been disclosed to the general public, it must be kept in strict confidence. Such information should be discussed only with persons who are employed by or represent the Company who have a “need to know” and should be confined to as small a group as possible. The utmost care and circumspection must be exercised at all times. Therefore, conversations in public places, such as elevators, restaurants, trains and airplanes, as well as conversations on mobile phones, should be limited to matters that do not involve information of a sensitive or confidential nature. In addition, you should not transmit confidential information through the Internet or any e-mail system that is not secure.

To ensure that Company confidences are protected to the maximum extent possible, no individuals other than specifically authorized personnel may release material information to the public or respond to inquiries from the media, analysts, or others outside the Company. If you are contacted by the media or by an analyst seeking information about the Company, and if you have not been expressly authorized by the Company’s Chief Executive Officer or Chief Financial Officer to provide information to the media or to analysts, you should refer the call to one of these senior officers of the Company.

In addition, to avoid improper conduct, or the appearance of impropriety, Restricted Employees will be prohibited by the Company from buying or selling the Company’s securities during times when the Company is most likely to have material, non-public information because these persons generally have access to a range of financial and other sensitive information about the Company. Finally, as and when circumstances require, the Chief Executive Officer or Chief Financial Officer will implement additional restrictions on those employees who are asked to work on sensitive projects or transactions, or who gain access to material, non-public information in connection with a specific project or transaction.

On occasion, it may be necessary for legitimate business reasons to disclose material non-public information to persons outside the Company. This might include, for example, commercial bankers, investment bankers, or other companies seeking to engage in a joint venture, merger, common investment or other joint goal. In such circumstances, the information should not be conveyed until an express understanding has been reached that such information is not to be used for trading purposes and may not be further disclosed other than for legitimate business reasons.

III. STATEMENT OF POLICY

1. For purposes of this Policy Statement, all references to “you” shall mean each employee, officer, director, any other affiliate, advisor, consultant, of the Company and its subsidiaries, each person employed by any manager of the Company or any other person who in the ordinary course of providing services to the Company receives confidential information regarding the Company, as well as any family member residing in the same household of such employee, officer, director, any other affiliate, advisor, consultant, of the Company and its subsidiaries, each person employed by any manager of the Company or any other person who in the ordinary course of providing services to the Company receives confidential information regarding the Company.

2. You may not buy or sell the securities of the Company (or any other company, such as a customer, supplier, possible acquisition target, or competitor) when you are aware of material, non-public information concerning the Company (or such other company). The insider trading rules apply both to securities purchases (to make a profit based on good news) and securities sales (to avoid a loss based on bad news), regardless of how or from whom the material, non-public information has been obtained.

3. The Company in its sole discretion may agree to your entering into an arrangement relating to the purchase or sale of securities of the Company under circumstances where you have no control over the timing of the transaction. If such an arrangement is established, and you entered into the arrangement with the prior approval of the Company and when you were not aware of material, non-public information, you may purchase or sell securities pursuant to such arrangement without regard to whether you are aware of material, non-public information and without requiring prior approval of such transaction. Specifically, you may purchase or sell securities pursuant to a binding contract or plan, or irrevocable instructions to purchase or sell securities on a future date, if the following conditions are met:

●	You were not aware of material, non-public information when you entered into a binding contract to purchase or sell the security, provided written instructions to another person to execute the trade for your account, or adopted a written plan for trading securities.
●	The contract, instructions or plan (1) expressly specifies the amount and price of the securities to be bought or sold and the date of the transaction; (2) provides a written formula or algorithm, or computer program, for determining the amount, price, and date for the transaction; or (3) does not permit you to exercise any subsequent influence over how, when, or whether to effect purchases or sales; provided, in addition, that any other person who did exercise such influence was not aware of material non-public information when doing so.
●	The purchase or sale that occurs is pursuant to the prior contract, instruction or plan. A purchase or sale is not pursuant to a contract, instruction, or plan if, among other things, you altered or deviated from the contract, instruction, or plan or entered into or altered a corresponding or hedging transaction or position with respect to those securities, or the contract, instruction, or plan to purchase or sell securities was given or entered into in good faith and not as a part of a plan or scheme to evade the prohibition on insider trading.

4. If you are a Restricted Employee, you may trade in securities of the Company and make elections to participate in or make changes in such elections relating to employee benefit plans that involve the purchase or sale of securities of the Company only (a) during the trading window which begins two business days after the public release of the Company’s quarterly and annual earnings and ending on the 16th day of the last month of the then-current fiscal quarter and (b) after you have obtained prior approval from the Company’s Chief Executive Officer or Chief Financial Officer for such transaction. You may make such trades only so long as you are not trading in violation of the policy set forth in paragraph 2 above. If you are a Restricted Employee and have made an election to purchase or sell securities of the Company through any of the Company’s employee benefit plans in accordance with these guidelines, you are not required to revoke such an election despite your awareness of inside information.

Notwithstanding the above, you may exercise options with cash and receive grants of stock or equity-based awards under the Company’s employee benefit plans at any time. You may not sell securities in connection with any option exercise, however, either as a result of a cashless exercise through a broker or the withholding of shares by the Company for the payment of taxes, unless (a) you are not aware of inside information concerning the Company; (b) the cashless exercise or the withholding of securities for the payment of taxes is being made during a trading window; and (c) you have obtained prior approval of the transaction from the Chief Executive Officer or Chief Financial Officer.

5. You may not convey (or “tip”) material, non-public information to any other person by providing them with material, non-public information regarding the Company or assisting them in any way. The concept of unlawful tipping includes passing on such information to friends, family members or acquaintances under circumstances that suggest that you were trying to help them make a profit or avoid a loss. You may, of course, provide such information to other Company employees or representatives on a “need to know” basis in the course of performing your job with the Company.

6. All inquiries for information about the Company from any representative of the press or other media, an analyst, or other persons outside of the Company (other than routine customer and vendor inquiries) must be directed to the Company’s Chief Executive Officer or Chief Financial Officer.

7. The foregoing restrictions apply to trading in call or put options involving the Company’s securities (including those options granted under the Company’s employee stock option plan), or other derivative securities, as well as “short sales” of the Company’s securities. Because of the complexity of reporting puts, calls, derivatives, and shorts as well as the difficulty of ensuring that these types of transactions are managed in accordance with applicable securities laws and this Policy Statement, no Restricted Employee may engage in these types of transactions involving the Company’s securities without the prior approval of the Company’s Chief Executive Officer or Chief Financial Officer.

8. All officers, directors, affiliates, advisors and consultants of the Company, each person employed by any manager of the Company, any other person who in the ordinary course of providing services to the Company receives confidential information regarding the Company and all employees will at all times observe the foregoing applicable policies and procedures. Your failure to do so will be grounds for dismissal or other disciplinary action.

9. You must promptly report to the Company’s Chief Executive Officer Chief Financial Officer any trading in the Company’s securities by Company personnel or disclosure of material, non-public information by Company personnel that you have reason to believe may violate this Policy Statement or the securities laws of the United States.

IV. CERTIFICATION

You must sign, date, and return the attached Certification stating that you received the Company’s Policy Statement regarding insider trading and the preservation of the confidentiality of material non-public information and related procedures, and you agree to comply with it. Please note that you are bound by the Policy Statement whether or not you sign the Certification. You will be required to confirm your compliance with the Policy Statement by signing and returning a copy of the Certification on an annual basis.

I hereby certify that I:

a. have read and understand the Policy Statement on Inside Information and Insider Trading and related procedures, a copy of which was distributed with this certificate;

b. have complied with the foregoing policy and procedures;

c. will continue to comply with the policy and procedures set forth in the Policy Statement; and

d. will request prior approval of all proposed sales or acquisitions of securities of the Company, if I am a Restricted Employee, as defined in the Policy Statement, unless not required pursuant to this Policy Statement.

Signature:

Name:

(please print)

Department or Title:

Date:

This Insider Trading Policy was adopted by the Board on September 18, 2006; last revised on July 31, 2020.